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                                                                    EXHIBIT 11.1

                    AMERICAN SOFTWARE, INC. AND SUBSIDIARIES

             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                 YEAR ENDED APRIL 30,
                                          -----------------------------------
                                             1998        1997        1996
                                          ----------- ----------- -----------
Common Shares
Weighted average common shares outstand-
 ing
Class A Shares...........................  17,864,323  18,535,593  17,423,093
Class B Shares...........................   4,802,960   4,819,501   4,838,689
Totals:
  Basic..................................  22,667,283  23,353,192  22,261,782
  Diluted................................  24,414,515  23,525,532  22,261,782
Net earnings (loss)...................... $ 7,795,281 $ 2,331,854 $(9,749,337)
Net earnings (loss) per common share:
  Basic.................................. $       .34 $       .10 $      (.44)
  Diluted................................ $       .32 $       .10 $      (.44)
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